SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 22, 2003

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

(FORMERLY FIRST USA BANK, NATIONAL ASSOCIATION)

(Originator of the Issuer)

FIRST USA CREDIT CARD MASTER TRUST

(Issuer of the Collateral Certificate)

BANK ONE ISSUANCE TRUST

(Issuer of the Notes)

(Exact name of registrant as specified in its charter)

Laws of the United States	333-67076	51-0269396
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

201 North Walnut Street, Wilmington, Delaware 19801
(Address of principal executive offices)	(Zip Code)

(302) 594-4000
Registrant’s telephone number, including area code

N/A
(Former name, former address and former fiscal year, if changed since last report)

Item 5.    Other Events

On May 22, 2003, the Bank One Issuance Trust, a Delaware statutory business trust (the “Trust”) and Bank One, Delaware, National Association (Formerly First USA Bank, National Association) (the “Bank”), a wholly owned subsidiary of BANK ONE CORPORATION, completed the securitization of approximately $675,000,000 of credit card receivables through the issuance by the Trust of $175,000,000 in aggregate principal amount of Class C (2003-2) Notes and $500,000,000 in aggregate principle amount of Class A (2003-4) notes respectively.

The Class C(2003-2) Notes and the Class A (2003-4) Notes are part of a series of notes called the ONEseries. The ONEseries will consist of Class A notes, Class B notes and Class C notes. The Class C(2003-2) Notes are a tranche of the Class C notes of the ONEseries. Interest and principal payments on the Class C notes of the ONEseries are subordinated to payments on Class A and Class B notes of the ONEseries. The Class A (2003-4) Notes are a tranche of the Class A notes of the ONEseries.

The Bank services the receivables that are included in the securitization and will continue to service the accounts associated with such receivables following the securitization.

Item 7.    Financial Statement, Pro Forma Financial Information and Exhibits

The following exhibits are filed as a part of this report:

(1.1a	)

Underwriting Agreement of Bank One Issuance Trust dated as of April 29, 2003 between Bank One, Delaware, National Association, and Banc One Capital Markets, Inc., as Representative of the Underwriters set forth therein.

(1.1b	)	Class C(2003-2) Underwriting Terms Agreement, dated as of April 29, 2003.

(1.1c	)

Underwriting Agreement of Bank One Issuance Trust dated as of May 15, 2003 between Bank One, Delaware, National Association, and Banc One Capital Markets, Inc., as Representative of the Underwriters set forth therein.

(1.1e	)	Class A (2003-4) Underwriting Terms Agreement dated as of May 15, 2003.

(4.01)

Class C(2003-2) Terms Document dated as of May 6, 2003 between Bank One Issuance Trust as Issuer and Wells Fargo Bank Minnesota, National Association as Indenture Trustee and Collateral Agent (the “Terms Document”).

(4.02)

Class A (2003-4) Terms Document dated as of May 22, 2003 between Bank One Issuance Trust as Issuer and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee and Collateral Agent (the “Terms Document”).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BANK ONE, DELAWARE, NATIONAL ASSOCIATION (FORMERLY FIRST USA BANK, NATIONAL ASSOCIATION), as Originator of the First USA Credit Card Mater Trust and Bank One Issuance Trust as Co-Registrant and Servicer on behalf of the First USA Credit Card Master Trust and Bank One Issuance Trust.

By:	/s/ MICHAEL J. GRUBB
Name: Michael J. Grubb
Title: First Vice President

Date:    June 6, 2003